Exhibit 99.1

Contact:
International Press Inquiries
Jody Sunna, Philip Morris International
T. +41 (0)58 242 4500
E. jody.sunna@pmi.com

USA Press Inquiries
Corey Henry, Philip Morris International
T. +41 (0)58 242 4500
E. corey.henry@pmi.com

Emmanuel Babeau Joins Philip Morris International as CFO
LAUSANNE, Switzerland—March 2, 2020—Philip Morris International Inc. (PMI) (NYSE: PM) announced today that Emmanuel Babeau has been appointed Chief Financial Officer, replacing Martin King. King will be taking on a new role as CEO, PMI America, a newly created function. Reporting to global CEO André Calantzopoulos, King will coordinate both international services based in the U.S. and all U.S. representation, including PMI’s relationship with Altria, which is commercializing IQOS in the American market.
Emmanuel Babeau will join PMI on May 1, 2020 from Schneider Electric, where he served most recently as Deputy CEO in charge of Finance and Legal Affairs. A native of France and graduate of ESCP Business School, he has spent nearly three decades leading fundamental change across industries.
“PMI is undergoing a period of intensive change as we transition away from cigarettes to our science-based smoke-free products—products that are much better alternatives than continued cigarette smoking,” said André Calantzopoulos. “We are thrilled that Emmanuel will be joining us to further accelerate the PMI transformation towards a smoke-free future. He has an enviable track record of challenging the status quo and growing businesses under the most complex circumstances.”
During his 10 years at Schneider Electric, Babeau helped to grow the company from €18 billion market cap to c. €60 billion, while transforming the business model from hardware products for electrical distribution into digital technologies driving the energy transition and industry 4.0. In 2019, Harvard Business Review cited Schneider Electric as one of the top 15 business transformations of the past decade. The company now has €27 billion in revenues and is a leader in digital solutions for efficiency and sustainability.
Earlier, Babeau spent 15 years at Pernod Ricard, including six years as Group CFO, where he helped to turn a regional challenger into the world’s second-largest wine and spirits company. That transformation involved several important acquisitions, including Seagram and Allied Domecq, which brought to Pernod Ricard iconic wine and spirit brands such as Chivas Regal, Martell, Malibu, and Mumm.
Emmanuel Babeau commented: “PMI is precisely the challenge I was looking for: a global leader in its industry with a commitment to fundamental change—and one that is prompted not only by business strategy but also by a desire to operate more sustainably and in the interest of public health. I am excited about working with André Calantzopoulos, Jacek Olczak, and the rest of the leadership team to achieve PMI’s business objectives.”
Babeau sits on the boards of Sodexo, Sanofi, and AVEVA PLC. In his new position, he will report to André Calantzopoulos.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company, and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the United States under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities, and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of December 31, 2019, PMI estimates that approximately 9.7 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 52 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.
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